Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO SIGNS $125 MILLION REFINANCING,
RETIRES $37 MILLION OF CONVERTIBLE NOTES

CRANFORD, NJ, November 22, 2013 – Metalico, Inc. (NYSE MKT: MEA) has closed a refinancing providing up to $125 million.

Proceeds from the new facilities were used to pay amounts outstanding under the Company’s prior credit agreement, repurchase $37 million of its Convertible Notes and pay related fees and expenses. The facilities are provided under a six-year senior secured Financing Agreement with TPG Specialty Lending, Inc. Additional funding is provided by PNC Bank, National Association.

Carlos E. Agüero, Metalico’s President and Chief Executive Officer, commented, “We are very pleased with the completion of the refinancing well ahead of our pending debt maturities, and the flexible terms of the new agreement. This will allow us to continue our growth strategy as we focus on improving and sustaining cash flow, pursuing acquisition opportunities and enhancing long-term value for our shareholders.

“This financing not only demonstrates the confidence our new lenders have in our business franchise, but also further strengthens our balance sheet and restores our reported working capital as our senior debt is now classified as long-term. We accomplished this without any dilution in equity.”

He added, “This effort began early in 2013 and required considerable persistence in the difficult task of obtaining financing that met our requirements and timetable. I want to acknowledge and thank Metalico’s senior management personnel, who have worked tirelessly on this, as well as our new lenders and financial advisors for their professionalism, diligence, and cooperation, which culminated in this successful financing.”

The Company entered into the Financing Agreement with a bank syndicate led by TPG Specialty Lending, Inc., as agent and lead arranger and PNC Bank, NA as servicing agent. The six-year, senior secured $125 million agreement consists of a revolving credit line in the amount of $65 million, a Term Loan A of $37 million and a commitment for a Term Loan B of $23 million. Cowen and Company served as exclusive placement agent and financial advisor to Metalico.

After closing the transactions, Metalico will have outstanding $34.5 million under the new revolver, net of cash, all $37 million of Term Loan A and a remaining balance of $26.5 million of the Company’s Convertible Notes.

The Company intends to repurchase the remaining Convertible Notes ahead of their initial put date of June 2014, utilizing the commitment for a Term Loan B.

The credit facility is secured by substantially all of Metalico’s assets and requires that the Company maintain a maximum leverage ratio, a maximum capital expenditure level and minimum revolver availability.

Borrowings under the $65 million revolver will bear interest, at the Company’s election, based on LIBOR or a base rate plus an applicable margin. As of closing, the base borrowing rate is at 6% p.a., but Metalico expects the majority of its borrowings to be LIBOR-based, currently at 4% p.a.

Term Loan A and any draws on the Term Loan B commitment will initially bear interest at 9.5%, with a provision for adjustment when, and if, LIBOR were to increase by more than 75 basis points.

The Company is required to make quarterly principal payments starting in March 2014. The agreement provides for accelerated formula-based debt repayments utilizing portions of, among other sources, excess cash flow, proceeds from sales of assets, and proceeds of equity placements.

Because the Company terminated its Credit Agreement, agented by JPMChase Bank, N.A., and repurchased $37 million of its outstanding Convertible Notes, a portion of deferred financing costs under the prior loan arrangements will be expensed in the fourth quarter of 2013 but will be largely offset by the gain on debt retirement.

A Current Report on Form 8-K with the new agreement and Convertible Note purchase agreements will be filed with the Security and Exchange Commission and will be available at the Company’s website, http://metalico.com, under the SEC Filings section on the Investors page.

Metalico, Inc. is a holding company with operations in two principal business segments: Ferrous and Non-Ferrous Scrap Metal Recycling, including PGM and Minor Metals Recycling, and Fabrication of Lead-Based Products. The Company operates recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management’s current views and are based on certain assumptions. Actual results could differ materially from the assumptions currently anticipated.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

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